NORTHWESTERN MUTUAL SERIES FUND, INC.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

March 26, 2013

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Mason Street Advisors, LLC Investment Advisory Fees Relating to

Balanced and Asset Allocation Portfolios of Northwestern Mutual Series Fund, Inc.

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“Series Fund”) regarding the investment advisory fee for the Series Fund’s Balanced Portfolio and Asset Allocation Portfolio (each, an “Allocation Portfolio”). MSA agrees to waive, through April 30, 2014 (unless renewed by the parties hereto), its investment advisory fee applicable to each Allocation Portfolio such that the investment advisory fee on any assets invested by an Allocation Portfolio in an Underlying Portfolio, as defined hereinafter, is 0.05% of the Allocation Portfolio’s average net assets. For purposes of this letter, the term “Underlying Portfolio” shall mean and include the following Series Fund Portfolios: Growth Stock; Focused Appreciation; Large Cap Core Stock; Large Cap Blend; Index 500 Stock; Large Company Value; Domestic Equity; Equity Income; Mid Cap Growth Stock; Index 400 Stock; Mid Cap Value; Small Cap Growth Stock; Index 600 Stock; Small Cap Value; International Growth; International Equity; Emerging Markets Equity and Research International Core.

This letter supersedes all prior agreements between the parties relating to the same matters.

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ KATE M. FLEMING
Name: Kate M. Fleming
Title: President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ JEFFERSON V. DEANGELIS
Name: Jefferson V. DeAngelis
Title: President